ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MCG DIVERSIFIED, INC.

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”):

1.   The name of the corporation is MCG DIVERSIFIED, INC. (the “Corporation”).

2.   The amendment to the Articles of Incorporation of the Corporation set forth below (the “Amendment”) was adopted and recommended to the shareholders of the Corporation by all of the Directors of the Corporation by resolution dated as of May 6, 2004, and approved by the Shareholders of the Corporation, the number of votes cast being sufficient for approval, on May 6, 2004, in the manner prescribed by Section 607.1003 of the Act.

3.   The text of the Amendment is as follows:

              a.   Article I of the Articles of Incorporation shall be amended and restated in its entirely as follows:

“ARTICLE I

The name of the Corporation shall be Electro Energy Inc. and shall be governed by Title XXXVI, Chapter 607 of the Florida Statutes.”

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed in its name by its President as of this 9th day of June 2004.

MCG DIVERSIFIED, INC.,
a Florida corporation

By:	/s/ Marguerite Godels

Marguerite Godels
President